UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 5, 2014

Date of Report (Date of earliest event reported)

BIO-SOLUTIONS CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-147917	98-0557171
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation or Organization)	File Number)	Identification No.)

40 Easthampton B, West Palm Beach, FL 33417

(Address of Principal Executive Offices) (Zip Code)

(888) 987-6315

 (Registrant’s telephone number, including area code)

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03. AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On October 30, 2014, the Board of Directors of Bio-Solutions Corp. (the “Company”) unanimously voted to reverse split the Company’s common stock on the basis of one share of the Company’s common stock for each 50 shares outstanding while maintaining the authorized capital structure of the Company at 200,000,000 shares; to authorize 1,000 shares of preferred stock with “blank check” rights; and to change the Company’s name from Bio-Solutions Corp. to Glucose Health, Inc. (the “corporate action”). The Board resolution set the date of record for shareholder approval of the corporate action for October 31, 2014 and the effective date of the corporate action for November 19, 2014.

As of October 31, 2014, the Company obtained written consent in lieu of a meeting of shareholders to authorize the corporate action. Shareholders owning a total of 30,596,154 shares of the Company’s common stock voted in favor of the corporate action. There were a total of 60,132,271 shares of common stock issued and outstanding as of October 31, 2014 (the date of record). The number of shares of common stock voting in favor of the corporate action was sufficient for approval.

On November 5, 2014, the Company filed a Certificate of Change with the State of Nevada effecting, as of November 19, 2014, the 1-for-50 reverse split pursuant to which every fifty shares of the Company’s common stock were combined and converted into one share of the Company’s common stock (with all fractional shares being rounded up to the next whole share) with the total number of shares of the Company’s authorized common stock remaining at 200,000,000 shares; effecting the authorization of 1,000 shares of preferred stock with “blank check” rights; and effecting the change of the Company’s name from Bio-Solutions Corp. to Glucose Health, Inc. A copy of the Certificate of Change is attached hereto as Exhibit 3.1.

In accordance with Rule 6490 the Company notified the Financial Industry Regulatory Authority (FINRA) at least 10 days prior to the effective date of the corporate action in order for FINRA to complete it review and additionally requested the issuance of a new ticker symbol and CUSIP for the Company’s common stock. The notification in accordance with Rule 6490 is pending FINRA’s review.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

3.1	Certificate of Change filed with the Secretary of State of Nevada on November 5, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-SOLUTIONS CORP.

Date: November 10, 2014	By:	/s/ Murray Fleming
Murray Fleming
Chief Executive Officer